SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement is made as of the 17th day of June, 2010, by and between One Compass Advisors (the “Adviser”), a separate division of New Covenant Trust Company, N.A., and Baillie Gifford Overseas Limited a company incorporated in Scotland under Registered Number 084807 and having its registered office at Calton Square, 1 Greenside Row, Edinburgh, Scotland (the “Sub-Adviser”).

WHEREAS, pursuant to an agreement dated as of June 30th, 1999 (the “Advisory Agreement”) as amended and restated on May 14, 2001, the Adviser serves as investment adviser to New Covenant Funds, a Delaware statutory trust and an open-end management investment company (the “Trust”), which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933; and

WHEREAS, the Trust is comprised of four separate investment portfolios, one of which is New Covenant Growth Fund (the “Fund”); and

WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser experienced in the management of a portfolio of securities to assist the Adviser in performing services for a portion of the Fund; and

WHEREAS, the Sub-Adviser represents that it is authorized and regulated by the Financial Services Authority (the “FSA”) and is authorized to engage in investment activities in accordance with the rules established by the FSA as amended from time to time (the “FSA Rules”) and that it has the legal power and authority to perform the services contemplated hereunder without violation of applicable law (including the Investment Advisers Act of 1940), and desires to provide such services to the Trust and the Adviser.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

§1.           Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide a continuous investment program for that portion of the Fund designated by the Adviser as assigned to the Sub-Adviser (the “Segment” of the Fund), subject to the Investment Guidelines and Restrictions as agreed to by the parties. The Sub-Adviser hereby accepts such appointment and agrees to render the services and to assume the obligations herein set forth for the compensation herein provided.  To the extent that the Sub-Adviser has been given the documents listed below to review, the Sub-Adviser shall use reasonable endeavors to provide the services under this Agreement with respect to the Segment in accordance with the Fund's investment objective, policies and applicable restrictions as stated in the Fund’s most recent Prospectus and Statement of Additional Information and as the same may, from time to time, be supplemented or amended and in resolutions of the Trust's Board of Trustees. The Adviser agrees to furnish to the Sub-Adviser from time to time copies of all Prospectuses and Statements of Additional Information and of all amendments of, or supplements to, such Prospectuses and Statements of Additional Information and of all resolutions of the Trust’s Board of Trustees applicable to the Sub-Adviser's services hereunder and until received by the Sub-Adviser, shall not be binding on it. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Fund or the Trust in any way.

§2.           Sub-Advisory Services. Subject to the Investment Guidelines and such written instructions and supervision as the Adviser may from time to time furnish, the Sub-Adviser will provide an investment program for the Segment, including investment research and management with respect to securities and investments, including cash and cash equivalents in the Segment, and will determine from time to time what securities and other investments will be purchased, retained or sold by and within the Segment. The Sub-Adviser will implement such determinations through the placement, on behalf of the Segment, of orders for the execution of portfolio transactions through such brokers or dealers as it may select.

It is understood that for these purposes the Sub-Advisor shall not be responsible or liable for the selection of the Investment Guidelines for the Segment, for the management of any assets of the Fund not included in the Segment, or for the operation or administration of the Fund, and that the Sub-Adviser may rely upon the representations and warranties of the Advisor and the Trust set forth herein throughout the duration of this Agreement. In particular, since all assets of the Fund may not be in the Segment, the Sub-Adviser shall not be responsible for the overall diversification of the assets of the Fund and the Sub-Adviser shall have no duty, responsibility or liability to the Advisor or the Trust for assets that are not in the Segment. Notwithstanding the Investment Guidelines and Restrictions as agreed to by the parties, this Agreement shall not be deemed to have been breached as a result of changes in the price or value attributable to any assets of the Segment brought about solely through market movements.

No warranty or undertaking is given by the Sub-Adviser as to the performance or profitability of the Segment or that the primary investment objectives shall be successfully achieved.

The Adviser will instruct the Trust’s Custodian to forward promptly to the Adviser proxy and other materials relating to the exercise of such shareholder rights and the Adviser will determine from time to time the manner in which voting rights, rights to consent to corporate action and other rights pertaining to the Fund’s investments should be exercised.

The Sub-Adviser shall assume no responsibility with respect to any class action proceeding or other legal action concerning securities relating to the Segment. This shall be the responsibility of the Adviser and/or the Trust. The Sub-Adviser will, however, provide reasonable assistance and relevant information relating to the Segment as shall be reasonably requested by the Adviser in relation to such class actions.

The Sub-Adviser is authorised to rely on, may act on and treat as fully authorised by the Adviser, any instruction or communication which purports to have been given (and which is accepted by the Adviser in good faith as having been given) by or on behalf of the persons notified by the Adviser from time to time to the Sub-Adviser as being authorised to instruct it in respect of the Segment by whatever means transmitted and whether or not in writing and, unless the Sub-Adviser shall have received written notice to the contrary, whether or not the authority of such person shall have been terminated. A list of the authorised persons shall be provided by the Adviser. Until the Sub-Adviser has received from the Adviser an updated list showing any changes to the list of authorised signatories, the Sub-Adviser shall be entitled to rely and act upon written instructions or communications from any authorized persons on the most recent list, unless the Sub-Adviser knows that such orders have not appropriately been issued by the Adviser.

In fulfilling its responsibilities hereunder, the Sub-Adviser agrees that it will:

(a)	use the same skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(b)
conform with all applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”) and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any government authority pertaining to the investment advisory activities of the Sub-Adviser and shall furnish such written reports or other documents substantiating such compliance as the Adviser reasonably may request from time to time;

(c)	not make loans to any person to purchase or carry shares of beneficial interest in the Trust or make loans to the Trust;

(d)
place orders pursuant to investment determinations for the Segment either directly with the issuer or with an underwriter, market maker or broker or dealer. In placing orders, the Sub-Adviser will use its reasonable best efforts to obtain best execution of such orders. Consistent with this obligation, the Sub-Adviser may, to the extent permitted by law, effect portfolio securities transactions through brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Segment and/or other accounts over which the Sub-Adviser exercises investment discretion. Subject to the review of the Trust’s Board of Trustees from time to time with respect to the extent and continuation of the policy, the Sub-Adviser is authorized to cause the Segment to pay a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction for the Segment which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion. The Trust or the Adviser may, from time to time in writing, direct the Sub-Adviser to place orders through one or more brokers or dealers and, thereafter, the Sub-Adviser will have no responsibility for ensuring best execution with respect to such orders. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser or any affiliated person of the Sub-Adviser as principal except as may be permitted by the 1940 Act or an exemption therefrom. If the Sub-Adviser determines in good faith that the transaction is in the best interest of each client, securities may be purchased on behalf of the Segment from, or sold on behalf of the Segment to, another client of the Sub-Adviser in compliance with Rule 17a-7 under the 1940 Act;

(e)
maintain all necessary or appropriate records with respect to the Segment’s securities transactions in accordance with all applicable laws, rules and regulations, including but not limited to Section 31(a) of the 1940 Act, and will furnish the Trust’s Board of Trustees and the Adviser such periodic and special reports as the Board and Adviser reasonably may request;

(f)
treat confidentially and as proprietary information of the Adviser and the Trust all records and other information relative to the Adviser and the Trust and prior, present, or potential shareholders, and will not use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except that subject to prompt notification to the Trust and the Adviser, the Sub-Adviser may divulge such information to its independent auditors and regulatory authorities, or when so requested by the Adviser and the Trust; provided, however, that nothing contained herein shall prohibit the Sub-Adviser from (1) advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Fund or (2) including the Adviser and Trust on its general list of disclosable clients;

(g)
maintain its policy and practice of conducting its fiduciary functions independently. In making investment decisions for the Segment, the Sub-Adviser’s personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Segment’s account are customers of the Adviser, other sub-advisers, the Sub-Adviser or of their respective parents, subsidiaries or affiliates. In dealing with such customers, the Sub-Adviser and its subsidiaries and affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust; and

(h)	render, upon request of the Adviser or the Trust’s Board of Trustees, written reports concerning the investment activities of the Sub-Adviser with respect to the Sub-Adviser’s Segment of the Fund.

§3.           Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in performing its services under this Agreement. The Sub-Adviser shall not be liable for any expenses of the Adviser or the Trust, including without limitation (a) their interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Segment and (c) custodian fees and expenses.

§4.           Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records, if any, which it maintains for the Segment are the property of the Segment and further agrees to surrender promptly to the Adviser or the Trust any such records upon the Adviser’s or the Trust's request and that such records shall be available for inspection by the SEC. The Sub-Adviser further agrees to preserve for the periods and at the places prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

The Adviser and the Sub-Adviser agree that documentation and information exchanged between them, whether in connection with this Agreement or otherwise, may be preserved in electronic format (including through the use of scanning) with no necessity for the preservation of documentation or information in hard copy original format save where law or regulation expressly requires that originals must be preserved. Such electronically preserved documentation and information may be submitted as evidence in any arbitration, regulatory, judicial and/or other proceedings which may arise directly or indirectly between the parties or otherwise.

§5.           Compensation of the Sub-Adviser.

(a)           In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser a fee, in arrears, equal to an annual rate in accordance with Schedule A hereto, paid quarterly.

(b)           If the Sub-Adviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the assets managed in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Sub-Adviser hereunder.

§6.           Services Not Exclusive. The services of the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired. It is understood that the action taken by the Sub-Adviser under this Agreement may differ from the advice given or the timing or nature of action taken with respect to other clients of the Sub-Adviser, and that a transaction in a specific security may not be accomplished for all clients of the Sub-Adviser at the same time or at the same price.

The Sub-Adviser may aggregate transactions for the Segment with those of its other clients or clients of its Associates (as defined in the FSA Rules hereinafter referred to as “Associates”) and will allocate such transactions on a fair and reasonable basis in accordance with the requirements of the FSA Rules.  The Adviser and the Trust recognise that each individual aggregated transaction may operate to the advantage or disadvantage of the Segment.  When such an aggregated order has been filled, in full or in part, the Sub-Adviser is obliged to allocate the investments concerned promptly. Whilst allocation may often be within one business day of the relevant transaction, the Sub-Adviser reserves the right, in appropriate circumstances, for example in response to difficulties in obtaining accurate and timely information on overseas trades, to allocate over a longer period of up to five business days.

The Sub-Adviser and any Associate may effect transactions in which the Sub-Adviser or Associate or another client of the Sub-Adviser or an Associate has, directly or indirectly, a material interest or a relationship of any description with another party, which may involve a conflict or potential conflict with the Sub-Adviser’s duty to the Adviser and/or the Trust. The Sub-Adviser will ensure that transactions identified as involving a conflict or potential conflict are effected on terms which are not materially less favourable to the Adviser or the Trust than if the conflict or potential conflict had not existed. The Sub-Adviser’s Conflicts of Interest Policy sets out the types of actual or potential conflicts of interest which affect the Sub-Adviser’s business and provides details of how these are managed. Information on the Sub-Adviser’s Conflicts of Interest Policy is incorporated within its Trading Arrangements policy.

§7.           Use of Names. The Adviser shall not use the name, logo, trade or service mark or derivative of the foregoing of the Sub-Adviser or any of the Sub-Adviser’s affiliates in any prospectus, sales literature or other materials whether or not relating to the Trust in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser shall approve all uses of its or its affiliate’s name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld. The Sub-Adviser shall not use the name of the Trust, the Fund or the Adviser in any materials relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its and the Fund’s or the Trust’s name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder, including placing the Trust’s or the Adviser’s name on the Sub-Adviser’s list of representative clients, or which are required by the SEC or a state securities commission, and, provided further, that in no event shall such approval be unreasonably withheld.

§8.           Liability of the Sub-Adviser. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, or loss resulting from breach of fiduciary duty, the Sub-Adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Notwithstanding the foregoing, neither the Adviser nor the Trust shall be deemed to have waived any rights it may have against the Sub-Adviser under federal or state securities laws.

The Sub-Adviser shall indemnify and hold harmless the Trust and the Adviser (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising directly out of or in connection with the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties including breach of fiduciary duty, hereunder of the Sub-Adviser.

The Adviser and the Trust shall hold harmless and indemnify the Sub-Adviser for any loss, liability, cost, damage or expense (including reasonable attorney's fees and costs) arising from any and all claims or demands by any person that is based upon (i) the obligations of any other sub-adviser to the Fund, (ii) any obligation of the Adviser under the Advisory Agreement that has not been delegated to the Sub-Adviser under this Agreement or (iii) any matter for which the Sub-Adviser does not have liability in accordance with the first sentence of this Section 8.

§9.           Limitation of Trust’s Liability. The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s and the Fund’s liability set forth in its Trust Instrument and under Delaware law. The Sub-Adviser agrees that any of the Trust’s obligations shall be limited to the assets of the Fund and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

The names “New Covenant Funds” and “Trustees of New Covenant Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust Instrument dated as of September 30, 1998, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “New Covenant Funds” entered into in the name or on behalf thereof, or in the name or on behalf of any series or class of shares of the Trust, by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series or class of shares of the Trust must look solely to the assets of the Trust belonging to such series or class for the enforcement of any claims against the Trust.

§10.           Duration, Renewal, Termination and Amendment. This Agreement will become effective as of the date first written above, provided that it shall have been approved by vote of a majority of the Trustees, including a majority of the disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval, and, unless sooner terminated as provided herein, shall continue in effect for an initial period of one (1) year.

Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive one year periods provided such continuance is specifically approved at least annually (a) by the vote of a majority of the disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding Shares of the Fund. This Agreement may be terminated as to the Fund at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Adviser, or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ prior written notice to the Sub-Adviser, or by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Trust’s Board of Trustees, or upon such shorter notice as may be mutually agreed upon.

This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement.

This Agreement shall terminate automatically and immediately in the event of its assignment. No assignment of this Agreement shall be made by the Adviser or the Sub-Adviser without the consent of the Sub-Adviser or the Adviser and the Board of Trustees of the Trust.

The Sub-Adviser is authorised to appoint Baillie Gifford & Co as its agent for the provision to the Sub-Adviser of investment research services, investment administration services, support services, secretarial and administrative services and/or such other services as the Sub-Adviser may require to enable the Sub-Adviser to perform its services hereunder. The Sub-Adviser will alone be responsible for paying any fees charged and reimbursing any expenses incurred by Baillie Gifford & Co in connection with the provision of such services.

Termination shall be without prejudice in either case to the completion of transactions already initiated which shall be completed expeditiously.

Any amendments to the terms and conditions of this Agreement or to the Investment Guidelines shall be agreed in writing by the Adviser and the Sub-Adviser, subject to approval by the Trust’s Board of Trustees and, if required by the 1940 Act and applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities. Notwithstanding the foregoing, the Trust shall be under no obligation to obtain shareholder approval to materially amend this Agreement unless required to obtain such approval pursuant to any orders or rules and regulations which may have been issued by the Securities and Exchange Commission.

§11.           Confidential Relationship. Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties except as required by law or as required or permitted by this Agreement.

§12.           Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

§13.           Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. To the extent not preempted by federal law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Indiana. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

§14.           Force Majeure. The Sub-Adviser will not be liable to the Segment, the Fund, the Adviser or the Trust for any failure to meet its duties hereunder, or for any costs incurred, and any such failure or delay in performing any obligations will not constitute a breach of this Agreement, where such loss, failure or delay is caused directly or indirectly by any cause outside its reasonable control, and it shall be entitled to a reasonable extension of the time for performing such duties and obligations in terms of this Agreement.  Events outside the Sub-Adviser’s reasonable control shall include, without limitation, nationalisation, any change to the law, order or regulation of or the act of any government or other competent authority, breakdown, failure or malfunction of any telecommunication or computer service or systems, storm, accident, fire, lock out, strike, currency restrictions, devaluations or fluctuations in market conditions affecting the execution or settlement of transactions or the value of assets, the failure of any exchange or clearing house, riot, civil commotion, rebellion, acts of war or enemy action or terrorism, insurrection, revolution and act of God provided the Sub-Adviser shall use all reasonable efforts to minimise the effects of the same.

§15.           Notices. All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given if delivered in person or by messenger, cable, telegram or telex or facsimile transmission or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses or telex or facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice):

(a)	if to the Sub-Adviser, to:

Baillie Gifford Overseas Limited
Calton Square
1 Greenside Row
Edinburgh, Scotland, UK EH1 3AN
Facsimile transmission number: (011) 44 131 275 3975
Attention: Michael Stirling-Aird

(b)	if to the Adviser, to:
One Compass Advisors
200 East Twelfth Street, Suite B
Jeffersonville, IN 47 130
Facsimile transmission number: (502) 805-0491
Attention: Paul H. Stropkay, CFA

Each such notice or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the number specified in this section and the appropriate answer back or confirmation is received, and (ii) if given by any other means, when delivered at the address specified in this section.

§16.           The Adviser represents and warrants that:

(a)           The Adviser is authorised to grant investment discretion to the Sub-Adviser with respect to the Segment and the Adviser’s execution and delivery of this Agreement are authorised by the trust deed(s) or agreement(s) (the “Trust Agreement(s)”) pursuant to which the Trust operates and by appropriate corporate action and do not violate any obligation by which the Trustee or the Trust is bound;

(b)           This Agreement when executed and delivered by the parties will be binding upon the Adviser and the Segment; and

(c)           Performance by the Sub-Adviser in accordance with this Agreement and the Investment Guidelines, (i) will not conflict with any provision of the Trust, the Advisory Agreement, Fund Prospectuses, Funds Statement of Additional Information or any other documents or instruments governing the Trust, the Fund or applicable law; and

(d)           The Adviser and the Segment qualify as Qualified Institutional Buyers (“QIBs”) for the purposes of participation by the Segment in unregistered offerings of securities pursuant to Rule 144A under the Securities Act of 1933; and

(e)           The Adviser and the Segment qualify as “qualified purchasers” within the meaning of Section 3(c)(7) of the Investment Company Act of 1940, as amended, and the rules thereunder, and as “accredited investors” within the meaning of Regulation D under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
ONE COMPASS ADVISORS

By: /s/ Paul H. Stropkay

Name:  Paul H. Stropkay

Title:  Senior Vice President and Chief Investment Officer

Subscribed by BAILLIE GIFFORD OVERSEAS LIMITED

At: 1 Greenside Row, Edinburgh

On: 19/5/10

By: /s/

Title: Director

By: /s/ Andrew Telfer

Title: Director

Both being Directors of the Sub-Adviser

SCHEDULE A

To the Sub-Advisory Agreement between
One Compass Advisors and
Baillie Gifford Overseas Limited

Name of Fund	Compensation
New Covenant Growth Fund

(a)           In return for carrying out its duties under this Agreement the Sub-Adviser shall be paid a fee calculated in accordance with the following scale:

Based on the market value of the Segment (as calculated by the Sub-Adviser/the Custodian):

First US $25m	65bp
Next US $75m	55bp
Next US $300m	45bp
Thereafter	35bp

The above fee scale is subject to a minimum fee of US$300,000 per annum exclusive of any applicable tax.

(b)           The proportionate amount of the investment management fee charged within any fund managed by the Sub-Adviser or any of its Associates in which the Segment has a holding shall be deducted from the fee calculated above. No preliminary or redemption charge will be borne by the Segment for any investment in any such fund.

(c)           The applicable fees shall be paid quarterly on the basis of the assets under management on the last day of the preceding quarter. For example fees for the second quarter shall be based on the market values of the assets at the close of business on the last day of the first quarter. Payment shall be made by the Adviser within 30 days of receipt of the invoice. The Sub-Adviser reserves the right to charge interest at the rate of 1% above LIBOR for late payment of any fees. Payment shall be made by wire transfer or other electronic means approved by the Sub-Adviser.

(d)           The Sub-Adviser will receive no other commission or remuneration in connection with transactions under this Agreement with or for the Adviser in addition to or in lieu of any fees, and there will be no supplement to or abatement (other than the deduction in respect of funds managed by the Sub-Adviser or any of its Associates) of the fee as calculated above. To the Sub-Adviser’s knowledge, none of its Associates will receive any commission or remuneration in connection with transactions under this Agreement with or for the Adviser in addition to or in lieu of any fees.

(e)           All fees are expressed exclusive of any applicable tax which may be or become chargeable and which shall, where applicable, be payable by the Adviser in addition to the fees.